Exhibit 10.1

June 1, 2023

Craig Sheehan

Re: 2023 Bonus Agreement

Dear Mr. Sheehan:

Guardion Health Sciences, Inc. (the “Company”) wishes to retain the benefits of your experience, expertise and assistance prior to a potential sale of the Viactiv® brand/Activ Nutritional, LLC entity, or “Change of Control”, as defined in the Guardion Health Sciences, Inc. 2018 Omnibus Equity Incentive Plan and to encourage you to actively support the process to obtain the maximum sales price of the Company or of the Viactiv product line. Accordingly, the Company is pleased to offer you this 2023 Bonus Agreement (the “Agreement”), which, when signed by you and returned to me, will provide you with financial incentives to maintain growth of the Company’s revenue and actively facilitate a successful transaction.

The terms of this Agreement are as follows:

1. 2023 Bonus. Subject to the terms and conditions of this Agreement, you will become eligible to receive a bonus of up to $200,000 (your “2023 Bonus”). You will be paid $50,000 of the 2023 Bonus (the “First Tranche”) on July 15, 2023, provided that you satisfy the eligibility and vesting requirements set forth in Section 2. The remaining $150,000 of the 2023 Bonus (the “Second Tranche”) will be paid on the earlier of December 31, 2023 or within thirty (30) days following the closing date of a sale of the Viactiv brand/Activ Nutritional, LLC entity.

2. Eligibility and Vesting Requirements.

(a) To receive the First Tranche and/or the Second Tranche of your 2023 Bonus, as applicable, you must (i) continuously be a full-time employee of the Company or any of its affiliates in good standing through the applicable payment of the First and/or Second Tranche of your 2023 Bonus, unless the Company terminates your employment without Cause (as such term is defined in your Employment Agreement) prior to the applicable payment date, and (ii) have fulfilled all of your commitments under this Agreement and in Section 7 of your Employment Agreement (as determined in the reasonable discretion of the Company) as of the applicable payment date of the First Tranche and Second Tranche.

(b) In connection with any Change of Control, as a condition to receiving any payment under this Agreement, you will, if requested by the Company, execute and deliver to the Company and/or any subsidiaries of the Company (the “Covered Parties”) or an acquiror (as applicable) (A) a release of the Covered Parties in a form prescribed by the Company, for acts, omissions or occurrences of the Company prior to such Change of Control, including those arising under this Agreement and your employment agreement with the Company and (B) any other agreement including nondisclosure, nonsolicitation, noncompetition, intellectual property rights or other restrictive covenants, or representations as to your knowledge regarding the Covered Parties or their business(es)), requested by the Company and/or an acquirer in connection with such Change of Control or sale of the Viactiv brand/Activ Nutritional, LLC entity. You will be granted a reasonable opportunity to negotiate the terms of any such document or agreement; however, in order to receive the payment, you must execute, deliver, and not revoke the release and enter into any such document or agreement in the form as ultimately required by the Company and/or an acquiror (subject to this paragraph) prior to the closing date of the Change of Control.

(c) Forfeiture.

i. You will forfeit your 2023 Bonus, including rights to receive any payment (i.e., past or future) with respect thereto, upon (A) your violation of any confidentiality, noncompetition, nonsolicitation, intellectual property rights or nondisclosure covenant set forth in any written agreement between you and the Company, (B) the termination of your employment by the Company for Cause, or you resign from employment prior to the date of the First Tranche and/or Second Tranche. Notwithstanding anything in this Section 2(c), the board of directors of the Company may, in its sole discretion, waive the forfeiture of any or all your 2023 Bonus upon your termination of continuous service or other forfeiture trigger set forth herein. Any such waiver must be in writing, explicitly reference this Section 2(c) and such waiver of a forfeiture requirement must be permissible, in all respects, under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

ii. If you violate any of the covenants or agreements set forth in Section 7 of your Employment Agreement or any other material agreement with the Company, then you will not be eligible to receive the 2023 Bonus and, in addition, the Company will be entitled to exercise all remedies available under law or equity, including injunctive relief, and damages.

3. Confidentiality. In consideration for the payments and agreements described in this Agreement, you agree that, except as required in the performance of your duties on behalf of the Company or its affiliates, or to the extent otherwise required by law, you will not disclose to any party information related to the existence and/or contents of this Agreement, or information relating to the existence or terms of any sale transaction or Change of Control including, without limitation, price, parties, arrangements, schedules and all related information pertinent to the solicitation, presentation and closure of a transaction, or the fact that the Company would consider a future Change of Control. However, you may disclose the terms of this Agreement to your spouse or to your legal or financial adviser, provided that you take all reasonable measures to assure that they do not disclose the terms of this Agreement to another third party except as otherwise required by law.

4. Other Material Terms.

(a) Negotiation of a Change of Control. It is agreed and understood that at all times the Company will have the right to approve or disapprove of any prospective acquirer or investor, or the terms and conditions of any proposed Change of Control, and that the Company will have no obligation to enter into any Change of Control.

(b) Discharge of Obligations. Any payment made by the Company in good faith in accordance with the provisions of this Agreement shall fully discharge the Company from all further obligations with respect to such payment and this Agreement.

(c) Offset for Amounts Owed by You. If at any time when payments are to be made in accordance with the terms and conditions of this Agreement, you are indebted to or otherwise owe money to the Company or its affiliates, then the payments to be made to you may, at the Company’s discretion, be reduced by the amount of such indebtedness or other amount owed. An election by the Company not to reduce such payments shall not constitute a waiver by the Company or affiliate of its claim for such repayment to the extent permissible under Code Section 409A.

(d) Golden Parachute Limitation. The Company intends that the benefits provided under this Plan will not constitute an “excess parachute payment” under Code Section 280G. Notwithstanding any provision of this Agreement to the contrary, if any benefit to be paid under this Agreement (together with any benefit to be paid to you under any other agreement, plan or arrangement) would be an excess parachute payment, but for the application of this sentence, then the payments and benefits to be paid or provided under this Agreement shall be reduced to the minimum extent necessary (but in no event less than zero) so that no portion of any such payment or benefit, as so reduced, constitutes an excess parachute payment.

5. Miscellaneous.

(a) Assignment. The Company may assign any or all of its rights and obligations under this Agreement to any successor or affiliate of the Company, if such successor or affiliate agrees to assume all the obligations of the Company hereunder. You hereby consent to any such assignment and assumption. Your rights and obligations under this Agreement are not transferrable other than by will or the laws of descent and distribution, and may be realized during your lifetime only by you or your guardian or legal representative.

(b) Taxes. The Company may withhold from any amounts payable under this Agreement all taxes that the Company reasonably determines to be required pursuant to any law, regulation, or ruling. However, it is your obligation to pay all required taxes on any amounts provided under this Agreement, regardless of whether withholding is required. Notwithstanding any other provision of this Agreement, the Company does not make any guarantee of tax consequences with respect to this Agreement or any benefits or payments provided for herein.

(c) 409A Compliance. It is intended that any amounts payable under this Agreement shall comply with the provisions of Code Section 409A and the Treasury regulations relating thereto including, without limitation, the provisions and requirements of Treasury Regulations section 1.409A-3(i)(5)(iv), so as not to subject you to the payment of any interest or tax penalty that may be imposed under Code Section 409A. Further, for purposes of the limitations on nonqualified deferred compensation under Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation for purposes of applying the exclusion for short-term deferral amounts. In furtherance of this interest, to the extent that any regulations or other guidance issued under Code Section 409A after the date of this Agreement would result in payment of interest or tax penalty under Code Section 409A, the Company and you agree to amend this Agreement in order to bring this Agreement into compliance with the exemption provisions of Code Section 409A. In no event shall the Company, its affiliates, successors, shareholders, employees, officers or agents have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Code Section 409A.

(d) Entire Agreement; Modification. This Agreement sets forth the entire understanding of you and the Company regarding payment of any incentive, transaction bonus, retention bonus or other change of control bonus amounts, or other similar cash proceeds due or payable upon or in connection with a Change of Control or otherwise, and supersedes all prior oral or written agreements between you and the Company regarding the payment of any such amounts. Nothing in this Agreement shall supersede or otherwise negate any post-employment confidentiality, nondisclosure, nonsolicitation, noninterference, intellectual property or noncompetition obligations imposed by any other agreement between you and any of the Covered Parties. This Agreement may not be modified except by written agreement by you and the Company.

(e) Notices. All correspondences by the parties pursuant to this Agreement will be provided to the other party at the address listed on the first page of this Agreement, or as otherwise supplemented by a party hereto pursuant to notice.

(f) General Creditor Status. The Company’s obligations under this Agreement shall be unsecured and unfunded obligations, and you shall be a general creditor of the Company.

(g) Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for you, the Company and its affiliates, and each of their respective successors or permitted assigns, and it is not the intention of the parties hereto to confer third-party beneficiary rights upon any other person or entity.

(h) Waiver. Any delay or omission by a party in exercising its rights under this Agreement, or failure to insist upon strict compliance with any term, covenant, or condition of this Agreement, will not be deemed a waiver of such term, covenant, condition or right, nor will any waiver or relinquishment of any right or power under this Agreement at any time or times be deemed a waiver or relinquishment of such right or power at any other time or times. No waiver will be effective unless it is expressly set forth in a written instrument executed by the waiving party and any such waiver will have no effect except in the specific instance in which it is given.

(i) No Strict Construction. No rule of strict construction will be applied against the Company in the interpretation of any of the terms of this Agreement.

(j) Ownership Rights. You will not have any distribution, voting or other rights of equity holder(s) of the Company by reason of this Agreement.

(k) No Employment Contract. You understand and acknowledge that this Agreement does not constitute a contract of employment and does not establish or imply that your employment will continue for any period of time. Except as otherwise may be set forth in any written employment agreement between you and the Company, you remain an at-will employee, such that either you or the Company may terminate your employment at any time, with or without cause or prior notice.

(l) Survival. Provisions of this Agreement which by their nature are intended to survive termination or expiration of this Agreement will survive any termination or expiration of this Agreement.

(m) Governing Law. All matters arising out of, or relating to, this Agreement, including, without limitation, its validity, interpretation, construction, performance and enforcement, shall be governed by the laws of the state of California, determined without regard to its conflicts of law principles.

(n) JURY TRIAL WAIVER. TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM RELATING TO, ARISING OUT OF, OR IN CONNECTION WITH, THIS AGREEMENT, OR ANY MATTER ARISING HEREUNDER. SUCH WAIVER IS A MATERIAL INDUCEMENT TO THE COMPANY’S ENTERING INTO THIS AGREEMENT.

(o) Counterpart; Electronic Signatures. This Agreement may be executed in counterparts, all of which shall together constitute an effective agreement. A facsimile or other electronic transmission of signatures to this Agreement shall be binding on the parties hereto.

(Signature page follows)

The Company believes that this Agreement provides you with financial incentives to remain employed with the Company and committed to the Company’s success. Please indicate your acceptance by signing below and returning it to me. This Agreement shall be effective as of the last date indicated below.

Sincerely,

Guardion Health Sciences, Inc.

By:	/s/ Bret Scholtes
Name:	Bret Scholtes
Title:	President and Chief Executive Officer

I acknowledge and agree to the terms and conditions set forth in this Agreement:

By:	/s/ Craig Sheehan
Print name:	Craig Sheehan
Date:	June 1, 2023

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